Exhibit 99.1

NEOSE ANNOUNCES DISCONTINUATION OF NE-180 PROGRAM

Company Extends Cash Runway by Approximately One Year;
Focusing on GlycoPEG-GCSF and Hemostasis Programs

Conference Call Today at 5:00 p.m. EST

HORSHAM, PA, January 29, 2008 — Neose Technologies, Inc. (NasdaqGM: NTEC) today announced the discontinuation of further development of NE-180 (GlycoPEGylated erythropoietin) based on an evaluation of commercial prospects and the likelihood of entering into a timely collaboration for the compound in the context of increased safety concerns in the erythropoiesis-stimulating agent (ESA) category. NE-180 is the Company’s product candidate for the treatment of anemia in patients with chronic kidney disease and cancer patients receiving chemotherapy. The decision to discontinue development is not due to any safety or efficacy concerns about NE-180.

“Since commencing development of NE-180, we have intended to partner the compound during Phase II clinical trials due to the significant funding that would be required to conduct a Phase III program and launch a new ESA,” said George J. Vergis, Ph.D., president and chief executive officer of Neose. “We have concluded that the safety concerns expressed in recent quarters about marketed ESAs have not only impacted the market potential for new ESAs, but also made it unlikely that a collaborative relationship could be formed for the future development of NE-180 in a reasonable time frame. This decision allows us to forego $60 to $80 million of incremental spending over the next two years. We will work with our clinical research organizations and investigator sites to ensure as smooth a transition as possible for all affected patients.”

The Company’s research and development efforts will be primarily focused on:

•	GlycoPEG-GCSF. The Company expects its partner, BioGeneriX, to commence a Phase II study in patients in the first half of 2008 comparing several doses of GlycoPEG-GCSF to the standard fixed dose of Neulasta® (Amgen’s marketed, long-acting G-CSF). In November 2007, the Company reported data from two Phase I clinical trials of GlycoPEG-GCSF. Those data demonstrated that GlycoPEG-GCSF is a potent stimulator of neutrophils, and that at comparable doses to Neulasta, GlycoPEG-GCSF demonstrates a 60% greater bioavailability, leading to a 30% increase in the generation of neutrophils.

•	Novo Nordisk Collaboration for Hemostasis Compounds. Novo Nordisk is using the Company’s GlycoPEGylation technology to develop next-generation versions of Factor VIIa, Factor VIII and Factor IX. Novo Nordisk commenced a Phase I study of GlycoPEG-Factor VIIa in June 2007, and presented preclinical data during 2007 indicating that GlycoPEGylation significantly prolonged the active half-life of recombinant Factor VIIa.

Financial Implications

In connection with the discontinuation of further development of NE-180, the Company will reduce its staff by approximately 35%, which includes the departure of Debra Poul, the Company’s senior vice president and general counsel. The Company estimates that it will pay cash severance benefits of approximately $0.9 million, most of which will be paid in the first quarter of 2008. The Company does not expect to incur any material contract termination charges, and has not yet determined if it will incur any non-cash impairment charges in connection with the program discontinuation. The Company expects its current cash and anticipated payments from current collaborative partners to be sufficient to fund operations at least into the third quarter of 2009.

“Although a reduction of our staff is difficult, it is necessary to allow us to focus our resources on the other programs in our portfolio as well as potential future opportunities,” said Dr. Vergis. “We believe this decision concentrates our efforts on the programs that have the highest probability of creating value for our shareholders. We thank Debbie Poul and the other employees who are leaving the Company for their significant contributions, and wish them future success.”

Teleconference Details

The Company will host a conference call at 5:00 p.m. (EST) on Tuesday, January 29, to discuss the discontinuation of the NE-180 program and the workforce reduction. The dial-in number for domestic callers is 800-896-8445. The dial-in number for international callers is 785-830-1916. A replay of the call will be available for seven days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is 888-203-1112 using the passcode 7910482. The replay number for international callers is 719-457-0820, also using the passcode 7910482. Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

About Neose Technologies, Inc.

Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market. The lead candidates in its pipeline, GlycoPEG-GCSF for chemotherapy-induced neutropenia, and the GlycoPEGylated hemostasis compounds Factor VIIa, Factor VIII, and Factor IX, target markets with aggregate 2006 sales of approximately $8 billion. For more information, please visit www.neose.com.

CONTACTS:

Neose Technologies, Inc.
A. Brian Davis Sr. Vice President and Chief Financial Officer (215) 315-9000

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts, including statements regarding our NE-180 program discontinuation and workforce reduction and their financial impact, and the timing and amount of termination and impairment charges that we expect to incur in connection with this program discontinuation and workforce reduction, are “forward-looking statements” that involve risks and uncertainties, including the risk that we will incur unexpected charges or will have unexpected expenditures related to the discontinuation upon the completion of further analysis with respect to the discontinuation generally and our assets specifically. For a discussion of these risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statement, see the section entitled “Special Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and discussions of risk factors in the Company’s subsequent SEC filings.